Sundance Strategies, Inc. Agrees to Purchase $400 Million in Face-Value of Net Insurance Benefits

Company Agrees to Purchase $400 Million Face Value in Its Second Phase Purchase

PROVO, Utah, June 10, 2013 /PRNewswire/ -- Sundance Strategies Inc. (OTC BB: SUND) an innovative company engaged in acquiring life insurance settlements and related insurance contracts, policies and obligations, today announced that it has formalized an agreement to purchase $400 million in face value life insurance policies, to which it applies proprietary strategies to create a unique, secure and liquid asset.

•

The Company initially purchased $129 million face value of policies on March 18, 2013.

•

On June 6, 2013, Sundance Strategies placed funds in escrow for the purchase of its second phase by initiating the acquisition of approximately $400 million face value of policies. Using Sundance's proprietary strategies, these policies will provide Sundance with predictable future cash flows and liquidity.

As a result of the acquisition and structuring of this $400 million of Net Insurance Benefits, Sundance will have a portfolio totaling approximately $529 million in policy benefits at face value.

Randy Pearson, President of Sundance Strategies, commented, "We are quickly executing on our strategy to assemble a large portfolio of the highest-quality policies in the industry at favorable prices. These policies are structured using our unique and innovative strategy, which provides predictable cash flows to Sundance regardless of when the policies mature. Over the next 120 days, the Company expects that the policies, which are part of this $400 million transaction, will be processed to fit into the Company's proprietary structure. As a result, Sundance will receive the net insurance benefit, or NIB, without taking on the normal risk associated with the unknown maturity date of a policy, thereby providing predictable cash flows to the Company. It is our plan to consistently add significant amounts of face value to our portfolio, as we execute and prove our strategy."

Disclaimer

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  In some cases, you can identify forward-looking statements by the following words: "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "ongoing," "plan," "potential," "predict," "project," "should," "will," "would," or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this press release.

Contacts

Cameron Donahue, Hayden IR

(651) 653-1854

cameron@haydenir.com

SOURCE Sundance Strategies, Inc.